Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Essential 40 Stock ETF, a series of Northern Lights Fund Trust II, of our report on Essential 40 Stock Fund dated July 30, 2024, relating to our audit of the financial statements and financial highlights, which appear in the May 31, 2024 annual report to shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Fund Service Providers,” “Other Service Providers,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 16, 2024